As filed with the Securities and Exchange Commission on March 18, 2004

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
-------------------------
FORM S-3
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
-------------------------
SUN HEALTHCARE GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State of Incorporation)
85-0410612
(I.R.S. Employer Identification Number)

18831 Von Karman, Suite 400
Irvine, California 92612
(949) 255-7100
(Address, including zip code, and telephone number, including area code, of
Registrant's principal executive offices)
---------------------------
Steven A. Roseman
Executive Vice President and General Counsel
Sun Healthcare Group, Inc.
18831 Von Karman, Suite 400
Irvine, California 92612
(949) 255-7100
(Name, address, including zip code, and telephone number, including area code, of agent for service)
---------------------------
Copies of Communications to:
J. Jay Herron, Esq.
Andor D. Terner, Esq.
O'Melveny & Myers LLP
114 Pacifica, Suite 100
Irvine, California 92618
(949) 737-2900
---------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
At such time or times on and after the date on which this Registration Statement becomes effective as the selling securityholders may determine.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE
Title of Shares To Be Registered	Amount To Be Registered	Proposed Maximum Aggregate Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $0.01 par value per share	6,443,129	$10.3725	$66,831,356	$8,467.53

     (1) Estimated solely for the purpose of calculating the registration fee.

     In addition to the shares of common stock set forth on the Calculation of Registration Fee Table, pursuant to Rule 416 of the Securities Act, this Registration Statement also registers such additional number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 18, 2004

PRELIMINARY PROSPECTUS

SUN HEALTHCARE GROUP, INC.
6,443,129 Shares of Common Stock

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     This prospectus relates to the resale by the selling securityholders identified in this prospectus of up to 6,443,129 shares of common stock (including up to 2,017,897 shares issuable by us upon exercise of warrants). We issued these shares and warrants to the selling securityholders in a private placement on February 20, 2004 pursuant to an exemption from registration contained in Regulation D promulgated under Section 4(2) of the Securities Act of 1933. We granted registration rights to the selling securityholders with respect to the resale of shares of our common stock issued to the selling securityholders. This offering is not being underwritten.

     We will not receive any proceeds from the disposition of these shares or interests therein.

     The selling securityholders identified in this prospectus (which term as used herein includes their pledgees, donees, transferees or other successors-in-interest) may offer the shares or interests therein from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

     The Company's common stock is traded on The Nasdaq National Market under the ticker symbol "SUNH". On March 17, 2004, the closing sale price of the common stock, as reported by Nasdaq, was $10.25 per share. You are urged to obtain current market quotations for our common stock.

_______________________________________________________

Investing in our common stock involves a high degree of risk.
See "Risk Factors" beginning on page 3.

_______________________________________________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________ __, 2004.

TABLE OF CONTENTS

                                                                                                                                                            Page

PROSPECTUS SUMMARY                                                                                                               1

RISK FACTORS                                                                                                                                  3

USE OF PROCEEDS                                                                                                                           5

SELLING SECURITYHOLDERS                                                                                                      6

PLAN OF DISTRIBUTION                                                                                                               12

LEGAL MATTERS                                                                                                                            14

EXPERTS                                                                                                                                            14

WHERE YOU CAN FIND MORE INFORMATION                                                                     14

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                                        15

FORWARD-LOOKING STATEMENTS

     Generally, "may," "will," "expect," "believe," "estimate," "anticipate," "intend," "continue" and similar words identify forward-looking statements. Forward-looking statements are based on our current expectations and are subject to risks and uncertainties that can cause actual results to differ materially. For information on these risks and uncertainties, investors should carefully consider the information set forth under "Risk Factors" beginning on page 3.

     We urge you to consider these factors carefully in evaluating the forward-looking statements contained in this prospectus. Forward-looking statements are made only as of the date of this prospectus. We do not intend, and undertake no obligation, to update these forward-looking statements.

     Statements made in this prospectus and the documents it incorporates by reference that are not historical facts may be "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may" and similar expressions. For more information on factors that could affect our business and financial results, see the "Risk Factors" beginning on page 3 of this prospectus.

     The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by us are not guarantees of future performance. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

     As used in this prospectus, "we," "us" and "our" refer to Sun Healthcare Group, Inc. and its consolidated subsidiaries.

-i-

PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus or incorporated by reference herein. Investors should also carefully consider the information set forth under "Risk Factors" beginning on page 3.

Our Company

     We are one of the largest providers of long-term, subacute and related specialty healthcare services in the United States. We currently operate through various direct and indirect subsidiaries that engage in the following five principal business segments: (i) inpatient services, (ii) rehabilitation therapy services, (iii) medical staffing services, (iv) home health services and (v) laboratory and radiology services.

     Inpatient Services. Our long-term and subacute care facilities provide inpatient skilled nursing and custodial services as well as rehabilitative, restorative and transitional medical services. We provide 24-hour nursing care in these facilities by registered nurses, licensed practical nurses and certified nursing aides. As of March 1, 2004, we operated 108 long-term care facilities (consisting of 98 skilled nursing facilities, seven assisted living facilities and three specialty acute care hospitals) in 14 states with 11,007 licensed beds through our wholly owned subsidiary, SunBridge Healthcare Corporation and other subsidiaries. Our specialty acute rehabilitation hospitals provide a range of inpatient and outpatient services for people with traumatic brain injuries, strokes, arthritis, and other disabling conditions. Our assisted living facilities serve the elderly who do not need the level of nursing care provided by long-term or subacute care facilities, but who do need some assistance with the activities of daily living.

     Rehabilitation Therapy Services. We provide rehabilitation therapy services primarily through SunDance Rehabilitation Corporation. SunDance provides a broad array of rehabilitation therapy services, including speech pathology, physical therapy and occupational therapy. As of March 1, 2004, SunDance provided rehabilitation therapy services to 455 facilities in 38 states, 354 of which were operated by nonaffiliated parties. SunDance also operates four outpatient rehabilitation clinics and one certified outpatient rehabilitation clinic in Colorado. We also provide rehabilitative and special education services to pediatric clients as well as rehabilitation therapy services for adult home healthcare clients in the greater New York City metropolitan area through HTA of New York, Inc.

     Medical Staffing Services. We are a nationwide provider of temporary medical staffing primarily through CareerStaff Unlimited, Inc. As of March 1, 2004, CareerStaff derived approximately 12% of its revenues from schools and governmental agencies, 40% from hospitals and other providers and 48% from skilled nursing facilities. CareerStaff provides (i) licensed therapists skilled in the areas of physical, occupational and speech therapy, (ii) nurses, (iii) pharmacists, pharmacist technicians and medical imaging technicians and (iv) related medical personnel. As of March 1, 2004, CareerStaff had 37 division offices which provided medical staffing services in major metropolitan areas, and one division office which specialized in the placement of temporary traveling therapists in smaller cities and rural areas.

     Home Health. As of March 1, 2004, we provided skilled nursing care, rehabilitation therapy and home infusion services to adult and pediatric patients in California and Ohio through SunPlus Home Health Services, Inc. SunPlus also operates three licensed infusion therapy pharmacies in California.

     Laboratory and Radiology. Through SunAlliance Healthcare Services, Inc., we provide mobile radiology and medical laboratory services to skilled nursing facilities in Arizona, California, Colorado and Massachusetts.

     For a more detailed description of our business, including audited and unaudited financial information, see our Annual Report on Form 10-K and other documents referred to in "Incorporation of Certain Documents by Reference."

     Sun Healthcare Group, Inc. was incorporated in 1993. Our principal business and executive offices are located at 18831 Von Karman, Suite 400, Irvine, California 92612. Our main telephone number is (949) 255-7100. Our website is located at www.sunh.com. We do not consider information contained on our website and on websites linked to it to be part of this prospectus.

The Offering
Common stock offered by selling securityholders	Up to 6,443,129 shares(1)

Common stock to be outstanding after the offering (assuming exercise of all warrants for which shares are being registered in this prospectus but no other outstanding options, warrants or convertible securities)

16,577,715 shares(2)
The Nasdaq National Market symbol	SUNH

(1) Consists of 4,425,232 shares of common stock and 2,017,897 shares of common stock issuable upon the exercise of warrants.

(2) Based on the number of shares actually outstanding on March 1, 2004.

RISK FACTORS

The shares of our common stock being offered involve a high degree of risk. You should carefully consider the following discussion of risks as well as all other information in this prospectus before purchasing any of the shares of our common stock offered pursuant to this prospectus.

     We rely primarily on self-funded insurance programs for general and professional liability claims against us, and as of December 31, 2003, we had reserved $121.7 million for such claims but we had only pre-funded $5.0 million for such claims. In recent years, there has been a dramatic increase in the number and size of lawsuits filed against nursing home operators alleging negligence resulting in injury or death to residents of the homes. We currently have numerous patient care lawsuits pending against us, as well as other types of lawsuits, many of which relate to facilities that we no longer operate. Since January 2000, we have relied upon self-funded insurance programs for general and professional liability claims up to a base amount per claim and an aggregate per location, which amounts we are responsible for funding, and we obtained excess insurance policies for claims above those amounts. The programs had the following coverages that we were responsible for self-funding: (i) for events occurring from January 1, 2000 to December 31, 2002, $1.0 million per claim, and $3.0 million aggregate per location; (ii) for claims made in 2003, $10.0 million per claim with excess coverage above this level; and (iii) for claims made in 2004, $5.0 million per claim with excess coverage of $5.0 million in the aggregate above this level. There is a risk that the amounts funded to our programs of self-insurance may not be sufficient to respond to all claims asserted under those programs. In addition, in certain states in which we operate, state law prohibits insurance coverage for punitive damages arising from general and professional liability litigation, and we could be held liable for punitive damages in those states.

     Our healthcare operations are extensively regulated and adverse determinations against us could result in severe penalties including loss of licensure and decertification. In the ordinary course of business, we are continuously subject to state and federal regulatory scrutiny, supervision and control. Such regulatory scrutiny often includes inquiries, civil and criminal investigations, examinations, audits, site visits and surveys, some of which are, have been and/or may in the future be, non-routine. If we are found to have engaged in improper practices, we could be subject to civil, administrative or criminal fines, penalties or restitutionary relief, and reimbursement authorities could also seek our suspension or exclusion from participation in their program. The exclusion of a facility from participating in Medicare or Medicaid would have a material adverse effect on the facility's financial position, results of operations and cash flows.

     The reimbursement rates paid by Medicare and State Medicaid agencies are subject to reduction, and any reduction of those rates would directly impact our net earnings because we are not able to reduce operating expenses directly associated with our facilities to compensate for reductions in those revenues. We derive approximately 61.5% of our revenues for continuing operations from Medicare and Medicaid. Federal and state governments continue to focus on methods to curb spending on health care programs such as Medicare and Medicaid. This focus has not been limited to skilled nursing facilities, but includes other services provided by us, such as therapy services. For instance, the implementation of PPS in 1998 contributed to our commencing bankruptcy proceedings in 1999.

     If we are unable to collect our accounts receivable, our financial condition, results of operations, and cash flows will be adversely affected. Our total bad debt expense for our inpatient, rehabilitation services, medical staffing, home health and laboratory and radiology operations for the years ended December 31, 2003, 2002 and 2001 was $19.1 million, $15.2 million and $26.0 million, respectively, of which $6.3 million and $7.5 million related to discontinued operations in 2003 and 2002, respectively. Our total allowance for doubtful accounts was $67.1 million and $45.9 million at December 31, 2003 and 2002, respectively, of which $27.0 million and $1.6 million related to discontinued operations at December 31, 2003 and 2002, respectively. As part of our restructuring, we have divested many, and will divest additional, inpatient facilities and we will usually retain the rights to all accounts receivable for those facilities that arose prior to the date of divestiture. Based on our prior experience, we expect that we will have a higher percentage of bad debts associated with the divested facilities than we do with operating facilities. Our financial condition, results of operations, and cash flows could be materially adversely affected by the inability to collect our accounts receivable.

     We continue to be affected by an industry-wide shortage of qualified facility personnel and increasing labor costs. We, and other providers in the long-term care industry, have had and continue to have difficulties in retaining qualified personnel to staff our long-term care facilities, particularly nurses, and in such situations we will use temporary employment agencies to provide additional personnel. The labor costs are generally higher for temporary employees than for full-time employees. In addition, many states have increased minimum staffing standards and CMS is also studying whether minimum staffing standards should be imposed on skilled nursing facilities. As minimum staffing standards are increased, we may be required to retain additional staffing. In addition, in recent years we have experienced increases in our labor costs primarily due to higher wages and greater benefits required to attract and retain qualified personnel and to increase staffing levels in our long-term and subacute care facilities.

     We are required to file, and maintain in effect, a registration statement with respect to the stock placed with investors in our February 2004 private placement and we will be subject to monetary penalties if we are unable to comply with those requirements. In connection with our private placement of our common stock and warrants to purchase common stock to investors (the "Purchasers") in February 2004 for gross proceeds of approximately $56.2 million, we entered into Registration Rights Agreements with the Purchasers. Subject to certain exceptions, we are required to file a registration statement with the Securities and Exchange Commission (the "SEC") on or before April 5, 2004 to register the shares for sale by the Purchasers of the common stock and the common stock to be issued upon the exercise of the warrants issued to the investors in the private placement, and to seek the SEC's declaration of effectiveness on or before June 18, 2004. Subject to certain exceptions, in the event that (i) the registration statement is not filed by April 5, 2004, (ii) the registration statement is not declared effective by May 20, 2004 (or June 19, 2004 if the registration statement is reviewed by the SEC), or (iii) it ceases to be effective for an aggregate of 30 trading days after the registration statement is declared effective, then the Registration Rights Agreement requires us to pay liquidated damages to the Purchasers in an amount per 30-day period equal to one percent of the gross proceeds from the private placement. Therefore, if we are not in compliance with the above-described provisions of the Registration Rights Agreement, we will be required to pay the Purchasers liquidated damages of approximately $562,000 for each 30-day period that we are not in compliance. There can be no assurance that we will not be required to pay liquidated damages to the Purchasers pursuant to the Registration Rights Agreement.

     Our future success is dependent upon, among other things, the retention of our executive management team. There can be no assurance that we will be able to retain our executive officers and other key employees. The loss of the services of any of our executive officers or key employees could disrupt our operations.

     The price of our common stock may fluctuate significantly. Since January 1, 2003, the price of our common stock on the OTC Bulletin Board has ranged from a low of $0.11 per share on April 14, 2003 to a high of $14.30 on February 2, 2004. On March 17, 2004, the closing price of our common stock was $10.25 per share. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. In addition, the stock market in general, and companies whose stock is listed on The Nasdaq National Market, have experienced extreme price and volume fluctuations that have often been disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance.

USE OF PROCEEDS

     The selling securityholders will receive all of the proceeds from the sale or disposition of the common stock covered by this prospectus. We will not receive any proceeds from the sale or disposition of the shares of common stock or interests therein offered by the selling securityholders pursuant to this prospectus. The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting or tax services or any other expenses incurred by the selling securityholders in disposing of the shares of common stock or interests therein, except as described below. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees, and the fees and expenses of our counsel and our accountants.

SELLING SECURITYHOLDERS

     The shares of common stock or interests therein offered pursuant to this prospectus have been issued to, or are issuable upon the exercise of warrants by, the selling securityholders (or their assignees), identified below. We issued these shares and warrants to the selling securityholders in a private placement on February 20, 2004 pursuant to an exemption from registration contained in Regulation D promulgated under Section 4(2) of the Securities Act of 1933. The private placement resulted in gross proceeds of $56,226,861. We granted registration rights to the selling securityholders with respect to the resale of shares of our common stock issued to the selling securityholders.

     In accordance with the registration rights granted to the selling securityholders, we have filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale or other disposal of the shares of common stock or interests therein offered by this prospectus. We have agreed to prepare and file amendments and supplements to the registration statement to the extent necessary to keep the registration statement effective until the shares are no longer required to be registered for resale thereof by the selling securityholders.

     The actual number of shares of common stock covered by this prospectus, and included in the registration statement of which this prospectus is a part, includes additional shares of common stock that may be issued as a result of stock splits, stock dividends, or similar transactions.

     The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock by the selling securityholders as of March 18, 2004 and the number of shares which may be offered pursuant to this prospectus for the account of each of the selling securityholders from time to time. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares, as well as any shares as to which the selling securityholder has the right to acquire beneficial interest within 60 days after March 18, 2004, through the exercise or conversion of any stock option, warrant, or other right. To the best of our knowledge, none of the selling securityholders has had any position, office or other material relationship with us or any of our affiliates.
Selling Securityholder	Total Number of Shares Beneficially Owned Prior to This Offering	Maximum Number of Shares Which May Be Sold in This Offering	Number of Shares Beneficially Owned Following This Offering(1)	Percentage of Outstanding Shares Beneficially Owned Following This Offering(1)(2)
Advantage Advisers Augusta Fund, L.L.C.(3) (47)	119,000	119,000	--	--
Ahab Partners, L.P.(4)	210,000	210,000	--	--
Ardsley Offshore Fund, Ltd.(5)	482,162	482,162	--	--
Ardsley Partners Fund, II, L.P.(6)	336,000	336,000	--	--
Ardsley Partners Institutional Fund, L.P.(7)	165,200	165,200	--	--
Atlas Equity I, Ltd.(8)	523,508	330,708	192,800	1.324%
-6-
Selling Securityholder	Total Number of Shares Beneficially Owned Prior to This Offering	Maximum Number of Shares Which May Be Sold in This Offering	Number of Shares Beneficially Owned Following This Offering(1)	Percentage of Outstanding Shares Beneficially Owned Following This Offering(1)(2)
Blackmore Offshore Fund, Ltd.(9)	33,509	30,135	3,374	*
Blackmore Partners, LP(10)	13,739	11,725	2,014	*
Blackmore Wallace Partners, LP(11)	32,752	28,140	4,612	*
Bristol Investment Fund, Ltd.(12)	77,000	77,000	--	--
Cerberus Partners, L.P.(13)	1,102,362	1,102,362	--	--
Chad Cooper(47)	2,800	2,800	--	--
Crescent International Ltd.(14)	35,000	35,000	--	--
Crestview Capital Master, L.L.C.(15) (47)	110,236	110,236	--	--
Dunlap Capital Partners, L.P.(16)	96,918	55,118	41,800	*
Geduld Capital Partners, LLC(17)	21,000	21,000	--	--
Heimdall Investments Ltd.(18) (47)	221,322	220,472	850	*
Itros I, L.P.(19)	16,396	2,891	13,505	*
Itros II QP, L.P.(20)	153,440	27,055	126,385	*
Itros Offshore, Ltd.(21)	227,164	40,054	187,110	1.285%
JMB Capital Partners, L.P.(22)	55,118	55,118	--	--
Langley Partners, L.P.(23)	55,118	55,118	--	--
Mexana Ltd.(24)	140,000	140,000	--	--
North Sound Legacy Fund LLC(25)	13,228	13,228	--	--
North Sound Legacy Institutional Fund LLC(26)	145,511	145,511	--	--
North Sound Legacy International Ltd.(27)	282,205	282,205	--	--
Omicron Master Trust(28)	165,354	165,354	--	--
-7-
Selling Securityholder	Total Number of Shares Beneficially Owned Prior to This Offering	Maximum Number of Shares Which May Be Sold in This Offering	Number of Shares Beneficially Owned Following This Offering(1)	Percentage of Outstanding Shares Beneficially Owned Following This Offering(1)(2)
Portside Growth and Opportunity Fund(29) (47)	110,236	110,236	--	--
Scottwood Fund Ltd.(30)	198,424	198,424	--	--
Scottwood Partners, LP(31)	132,283	132,283	--	--
SDS Capital Group SPC, Ltd.(32)	110,236	110,236	--	--
Spectra Capital Management, LLC(33) (47)	44,094	44,094	--	--
Straus Partners LP(34)	82,677	82,677	--	--
Straus-Gept Partners LP(35)	55,118	55,118	--	--
Triage Capital Management B, L.P.(36)	88,188	88,188	--	--
Triage Capital Management, L.P.(37)	44,094	44,094	--	--
Triage Offshore Fund, Ltd.(38)	418,896	418,896	--	--
Valor Capital Management, LP(39)	44,094	44,094	--	--
WPG - Farber Fund, L.P.(40) (47)	221,078	221,078	--	--
WPG - Farber Institutional Fund, L.P.(41) (47)	69,834	69,834	--	--
WPG - Farber Overseas, L.P.(42) (47)	14,660	14,660	--	--
WPG - Farber QP Fund, L.P.(43) (47)	80,252	80,252	--	--
Fuller & Thaler Behavioral Finance Fund, Ltd.(44)	223,860	217,560	6,300	*
Roth Capital Partners, LLC(45) (46)	247,813	247,813	--	--
TOTALS	7,021,879	6,443,129	578,750

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* Less than one percent (1%).

  Assumes that each selling securityholder will sell all of the shares of common stock offered pursuant to this prospectus, but not any other shares of common stock beneficially owned by that selling securityholder.
  Based upon a total number of shares of Common Stock outstanding as of March 1, 2004 of 14,559,818.
  Philip J. Hempleman is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Advantage Advisers Augusta Fund, L.L.C.
  Jonathan Gallen is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Ahab Partners, L.P.
  Philip J. Hempleman is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Ardsley Offshore Fund, Ltd.
  Philip J. Hempleman is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Ardsley Partners Fund, II, L.P.
  Philip J. Hempleman is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Ardsley Partners Institutional Fund, L.P.
  Dmitry Balyasny, President of Balyasny Asset Management, L.P., is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Atlas Equity I, Ltd.
  Jeffrey W. Priest is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Blackmore Offshore Fund, Ltd.
  Jeffrey W. Priest is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Blackmore Partners, LP.
  Jeffrey W. Priest is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Blackmore Wallace Partners, LP.
  Paul Kessler is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Bristol Investment Fund, Ltd.
  Stephen Feinberg, in his capacity as the managing member of Cerberus Associates, L.L.C., the general partner of Cerberus Partners, L.P., is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Cerberus Partners, L.P.
  Mel Craw and Maxi Brezzi, in their capacity as managers of Green Light (Switzerland) SA, the investment advisor to Crescent International Ltd., have voting control and investment discretion over the shares owned by Crescent International Ltd.  Messrs. Craw and Brezzi disclaim beneficial ownership of such shares.
  Richard Levy and Stewart Flink are the natural persons who directly or indirectly alone or with others have power to vote or dispose of the shares owned by Crestview Capital Master, L.L.C.
  David A. Spiller, Managing Member of Dunlap Equity Management, LLC - General Partner of Dunlap Capital Partners, L.P., is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Dunlap Capital Partners, L.P.
  Steven C. Geduld is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Geduld Capital Partners, LLC.
  HBK Investments L.P. may be deemed to have sole voting power and sole dispositive power of the shares held by Heimdall Investments Ltd. pursuant to an Investment Management Agreement between HBK Investments L.P. and Heimdall Investments, Ltd. The following individuals have control over HBK Investments L.P.: Kenneth M. Hirsh, Larry H. Lebowitz, William E. Rose, Richard L. Booth, David C. Haley and Jamiel A. Akhtar.
  John R. Schroer is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Itros I, L.P.
  John R. Schroer is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Itros II QP, L.P.
  John R. Schroer is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Itros Offshore, Ltd.
  Jonathan M. Brooks is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by JMB Capital Partners, L.P.
  Jeffrey Thorp is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Langley Partners, L.P.
  Gerhard Meier is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Mexana Ltd.

  Thomas E. McAuley is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by North Sound Legacy Fund LLC.
  Thomas E. McAuley is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by North Sound Legacy Institutional Fund LLC.
  Thomas E. McAuley is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by North Sound Legacy International Ltd.
  Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of April 21, 2003, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Omicron and Winchester.
  The investment advisor to Portside Growth and Opportunity Fund is Ramius Capital Group, LLC. The managing member of Ramius Capital Group LLC is C4S & Co, the managing members of which are Peter Cohen, Morgan Stark, Thomas Strauss and Jeffrey Solomon. As such, Messrs. Cohen, Stark, Strauss and Solomon may be deemed beneficial owners of such shares. Messrs. Cohen, Stark, Strauss and Solomon therefore disclaim beneficial ownership of such shares.
  Edward A. Perlman is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Scottwood Fund Ltd.
  Edward A. Perlman is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Scottwood Partners, LP.
  Steven P. Derby is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by SDS Capital Group SPC, Ltd.
  Gregory I. Porges is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Spectra Capital Management, LLC.
  Melville Straus is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Straus Partners LP.
  Melville Straus is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Straus-Gept Partners LP.
  Leon Frenkel is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Triage Capital Management B. L.P.
  Leon Frenkel is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Triage Capital Management, L.P.
  Leon Frenkel is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Triage Offshore Fund, Ltd.
  John M. Kratky is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Valor Capital Management, LP.
  Gerald P. Farber is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by WPG - Farber Fund, L.P.
  Gerald P. Farber is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by WPG - Farber Institutional Fund, L.P.

  Gerald P. Farber is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by WPG - Farber Overseas, L.P.
  Gerald P. Farber is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by WPG - Farber QP Fund, L.P.
  Brendan S. MacMillan is the portfolio manager assigned by Fuller & Thaler Asset Management, Inc. to manage the investment portfolio of the Fuller & Thaler Behavioral Finance Fund, Ltd. Fuller & Thaler Asset Management, Inc. has been charged by the limited partnership to act on its behalf as the investment advisor. The portfolio's guidelines are listed in the contract entered into by both the Fuller & Thaler Behavioral Finance Fund, Ltd. and Fuller & Thaler Asset Management, Inc.
  Gordon J. Roth is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Roth Capital Partners, LLC.
  This selling securityholder has identified itself as a registered broker-dealer and, accordingly, an underwriter.
  This selling securityholder has identified itself as an affiliate of a broker-dealer.

PLAN OF DISTRIBUTION

     The selling securityholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling securityholders may use any one or more of the following methods when selling shares:

    ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
    block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
    purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
    an exchange distribution in accordance with the rules of the applicable exchange;
    privately negotiated transactions;
    to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission;
    through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
    broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;
    a combination of any such methods of sale; and
    any other method permitted pursuant to applicable law.

     The selling securityholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling securityholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling securityholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

     In connection with the sale of our common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     Upon our being notified in writing by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing (i) the name of each such selling securityholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by a selling securityholder that a donee or pledge intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

     The selling securityholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     The selling securityholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with those sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling securityholder and/or the purchasers.

     Each selling securityholder has represented and warranted to us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. We have advised each selling securityholder that it may not use shares registered on the registration statement of which this prospectus is a part to cover short sales of common stock prior to the date on which the registration statement has been declared effective by the Securities and Exchange Commission. If a selling securityholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act of 1933. The selling securityholders will be responsible to comply with the applicable provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under those acts, including without limitation, Regulation M, as applicable to the selling securityholders in connection with resales of their respective shares under the registration statement.

     The selling securityholders may only sell the common stock if the sales are made in satisfaction of the requirements for exemption from registration or qualification under the applicable laws of each applicable state. The selling securityholders may not offer or sell the common stock in any state where the offer or sale is not permitted. The selling securityholders will be responsible for compliance with any applicable state laws governing the resale of the common stock.

     We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

LEGAL MATTERS

     Certain legal matters in connection with our common stock will be passed upon for us by O'Melveny & Myers LLP, Irvine, California.

EXPERTS

     The consolidated financial statements and financial statement schedule of Sun Healthcare Group, Inc. appearing in Sun Healthcare Group, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2003 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference.  Such consolidated financial statements and financial statement schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-3 under the Securities Act of 1933 with respect to the shares of our common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and the shares of common stock, we refer you to the registration statement and to the exhibits and schedules filed with it. Statements contained in this prospectus as to the contents of any contract or other documents referred to are not necessarily complete. We refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to such documents are qualified in all aspects by such reference.

     We file reports with the SEC on a regular basis that contain financial information and results of operations. You may read and copy any document that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a website site at http://www.sec.gov that contains reports, proxy statements, information statements and other information filed electronically with the SEC.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     To avoid repeating information in this prospectus that we have already filed with the SEC, we have incorporated by reference the filings (File No. 0-49663) listed below. This information is considered a part of this prospectus. These documents are as follows:

    Our annual report on Form 10-K for our fiscal year ended December 31, 2003, filed on March 5, 2004; and

    The description of our common stock contained in our registration statement on Form 8-A, filed on March 6, 2002.

     In addition, all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the shares of common stock shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing such documents. Unless specifically stated to the contrary, none of the information that we disclose under Items 9 or 12 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents which have been incorporated in this prospectus by reference. Requests for such copies should be directed to our Secretary at Sun Healthcare Group, Inc., 18831 Von Karman, Suite 400, Irvine, California 92612, telephone number (949) 255-7100.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

     You should rely only on the information incorporated by reference, provided in this prospectus or any supplement that we have referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. However, you should realize that our affairs may have changed since the date of this prospectus. This prospectus will not reflect such changes. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized, if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses in connection with the registration of shares of the selling securityholders will be borne by Sun Healthcare Group, Inc. (the "Company") and are estimated (except for the Securities and Exchange Commission registration fee) as follows:

Securities and Exchange Commission registration fee	$ 8,467.53
Printing and engraving	-
Accounting fees and expenses	34,000.00
Legal fees and expenses	40,000.00
Miscellaneous expenses	-
TOTAL	$ 82,467.53

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As authorized by Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), the Company's Restated Certificate of Incorporation (the "Certificate") provides that a director of the Company will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption for liability or limitation thereof is not permitted under the Delaware General Corporation Law (the "Law"). The DGCL provides that the liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for liability for payments of dividends of stock purchased or redemptions in violation of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

     While the Certificate provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate will have no effect on the availability of equitable remedies, such as an injunction or rescission based on a director's breach of such director's duty of care.

     In addition, the Company's Bylaws (the "Bylaws") provide that the Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a "Covered Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director of the Company or an officer of the Company elected by the Board of Directors or, while a director of the Company or an officer of the Company elected by the Board of Directors, is or was serving at the request of the Company as a director, officer, employee or agent of another company or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in the Bylaws, the Company shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors of the Company.

      The Company has entered into a Registration Rights Agreement with the selling securityholders. The agreement provides for indemnification by such selling securityholders of the Company and its officers and directors and by the Company of such selling securityholders, for certain liabilities arising under the federal securities laws.

     The Company entered into Expense Indemnification Agreements with two of its current officers and certain former officers and directors. The agreements require the Company to indemnify such persons against expenses actually and reasonably incurred by them under certain circumstances set forth therein. No current directors or executive officers of the Company are covered by such agreements.

     The Company maintains directors' and officers' liability insurance policies insuring directors and officers of the Company for certain covered losses as defined in the policies.

ITEM 16. EXHIBITS

EXHIBIT NO.         DESCRIPTION
------------------     -------------------

4.1(1) Amended and Restated Certificate of Incorporation of the Company.

4.2(1) Amended and Restated Bylaws of the Company.

4.3(1) Sample Common Stock Certificate of the Company.

4.4(2) Subscription Agreement, dated as of February 13, 2004, by and among Sun Healthcare Group, Inc. and each of the purchasers named on the signature page thereof.

4.5(2) Registration Rights Agreement, dated as of February 13, 2004, by and among the Company and each of the purchasers named on the signature page thereof.

4.6(2) Form of Warrant.

5.1 Opinion of Counsel.

23.1 Consent of Ernst & Young LLP.

23.2 Consent of Counsel (included in Exhibit 5.1).

24.1 Powers of Attorney (included in this Registration Statement under "Signatures").

(1)   Incorporated by reference from exhibits to our Form 8-A filed on March 6, 2002.

(2)   Incorporated by reference from exhibits to our Report on Form 8-K filed on February 20, 2004.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on March 18, 2004.

SUN HEALTHCARE GROUP, INC.

By:

/s/ Richard K. Matros___________________
Richard K. Matros
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Richard K. Matros and Steven A. Roseman, or each of them individually, his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Richard K. Matros Richard K. Matros	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	March 18, 2004
/s/ Kevin W. Pendergest Kevin W. Pendergest	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 18, 2004
/s/ Jennifer L. Botter Jennifer L. Botter	Senior Vice President and Corporate Controller (Principal Accounting Officer)	March 18, 2004
/s/ Gregory S. Anderson Gregory S. Anderson	Director	March 18, 2004
/s/ Bruce C. Vladeck Bruce C. Vladeck, PhD	Director	March 18, 2004
/s/ Milton J. Walters Milton J. Walters	Director	March 18, 2004